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Exhibit (2) (c)


                            CERTIFICATE OF AMENDMENT

                                       TO

                                RESTATED BY-LAWS

                                       OF

                    UBS PAINEWEBBER RMA TAX-FREE FUND, INC.


     The undersigned, being Vice President and Secretary of UBS PaineWebber RMA Tax-Free Fund, Inc., hereby certifies that the Directors of the Corporation duly adopted resolutions which amend the Restated By-Laws of the Corporation dated May 13, 1998, as amended (the "By-Laws"), in the manner provided in the By-Laws, at a meeting held on May 8, 2003, and that the amendment becomes effective
June 9, 2003, as follows:

          Corporation Name

          The name of the Corporation is changed from "UBS PaineWebber RMA Tax-Free Fund, Inc." to "UBS RMA Tax-Free Fund Inc." effective June 9, 2003. Therefore, effective as of such date, Section 101 of the By-Laws reads as follows:

          "Section 1.01. Name:

          The name of the Corporation is UBS RMA Tax-Free Fund Inc."

Dated: June 3, 2003


                                          By:   /s/ Amy R. Doberman
                                              ----------------------------------
                                          Name:     Amy R. Doberman
                                          Title:    Vice President and Secretary


New York, New York (ss)

On this 3rd day of June, 2003, before me personally appeared Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-mentioned Corporation and acknowledged that she executed the foregoing instrument as her free act and deed.



                                                    /s/ Evelyn De Simone
                                                    ----------------------------
                                                    Notary Public